UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2004

United Auto Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-648-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

1. On October 20, 2004, our Board of Directors approved an Amended and Restated Non-Employee Director Compensation Plan, which plan amends the prior plan by increasing the fee payable to members of the Audit Committee from $40,000 per year to $45,000 per year as well as other technical changes to the plan. The plan as amended is attached hereto as Exhibit 10.1.

2. Our employment agreement with Sam X. DiFeo, our President and Chief Operating Officer, provides that we will retain Mr. DiFeo as a consultant after termination of the agreement. The consulting relationship is to continue for a period of 48 months and may be extended for an additional year at our option. On October 20, 2004, we exercised the right to extend the consulting period from four years to five years. As previously agreed, during such period we will provide Mr. DiFeo with compensation of $0.4 million per year, plus use of an automobile, reimbursement of expenses incurred on behalf of the Company and health benefits comparable to those available to Company management. The agreement prohibits Mr. DiFeo from seeking or obtaining employment in the automotive industry while the consulting agreement is in effect.

Item 8.01. Other Events.

Our Board of Directors has approved a dividend in the amount of $0.11 per share payable December 1, 2004 to shareholders of record as of November 10, 2004 as discussed more fully in the press release incorporated herein and attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1 - Amended and Restated United Auto Group, Inc. Non-Employee Director Compensation Plan dated October 20, 2004.

Exhibit 99.1 Press Release dated October 26, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Auto Group, Inc.

October 26, 2004	By:	Robert H. Kurnick, Jr.

Name: Robert H. Kurnick, Jr.
Title: Executive Vice President

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated United Auto Group, Inc. Non-Employee Director Compensation Plan dated October 20, 2004.
99.1	Press Release dated October 26, 2004